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                                 EXHIBIT (1)(m)


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                               THE SESSIONS GROUP

                        AMENDMENT TO DECLARATION OF TRUST


Amended:  January 14, 1997

         The first paragraph of ARTICLE IV, Section 4.2 of the Group's Declaration of Trust dated as of April 25, 1988, as amended to date, is amended further amended by deleting such first paragraph of ARTICLE IV, Section 4.2 in its entirety and by substituting in place thereof the following new first paragraph of ARTICLE IV, Section 4.2:

         "Section 4.2.  Establishment and Designation of Series

         Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further series, there is hereby established and designated an initial series of shares designated Series A, which shall represent interests in Riverside Capital Money Market Fund, and there is further established and designated additional series of shares designated Series D, which shall represent interests in Riverside Capital Value Equity Fund, Series E, which shall represent interests in Riverside Capital Fixed Income Fund, Series M, which shall represent interests in Riverside capital Tennessee Municipal Obligations Fund, Series Q, which shall represent interests in Riverside Capital Low Duration Government Securities Fund, Series S, which shall represent interests in Riverside capital Growth Fund, Series U, which shall represent interests in KeyPremier Prime Money Market Fund, Series V, which shall represent interests in KeyPremier Pennsylvania Municipal Bond Fund, Series W, which shall represent interests in 1st Source Monogram U.S. Treasury Obligations Money Market Fund, Series X, which shall represent interests in 1st Source Monogram Diversified Equity Fund, Series Y, which shall represent interests in 1st Source Monogram Income Equity Fund, Series Z, which shall represent interests in 1st Source Monogram Special Equity Fund, Series AA, which shall represent interests in 1st Source Monogram Income Fund, Series AB, which shall represent interests in 1st Source Monogram Intermediate Tax-Free Bond Fund, Series AC, which shall represent interests in KeyPremier Established Growth Fund, Series AD, which shall represent interests in KeyPremier Intermediate Term Income Fund, Series AE, which shall represent interests in KeyPremier Aggressive Growth Fund, Series AF, which shall represent interests in KeyPremier U.S. Treasury Obligations Money Market Fund and Series AG, which shall represent interests in KeyPremier Limited Duration Government Securities Fund. Shares of Series A, Series D, Series E, Series M, Series Q, Series S, Series U, Series V, Series W, Series X, Series Y, Series Z, Series AA, Series AB, Series AC, Series AD, Series AE, Series AF, Series AG and of any further series that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further series or subseries at the time of establishing and designating the same) have the following relative rights and preferences:"